EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-84904) of Kyocera Corporation and Form S-8 (No. 333-00890) of AVX Corporation, of our report dated March 31, 2005 relating to the financial statements of AVX Corporation SERP, which appears in this Form 11-K.

/s/PricewaterhouseCoopers LLP
Atlanta, Georgia
March 31, 2005